Exhibit 10.7

bond

July 19th, 2021

Joseph Desalvo

14 Bretton Road

Dover, MA 02030

Dear Joseph,

TG-17, Inc., a Delaware corporation, doing business as Our Bond, (the “Company”), is pleased to offer you this offer of employment on the following terms:

1. Position. Your title will be Global Head of Security and you will report to the CEO. The Company anticipates that the date you commence employment (“Start Date”) will be on or around July 27, 2021. This is a full-time position. You will be expected to perform duties as are normally associated with your position and such duties as are assigned to you from time to time, subject to the oversight and direction of your manager. Your initial responsibilities are to establish and run Bond’s professional security consulting services business. The Company may change your title, compensation, position, and duties from time to time in its discretion. While you render services to the Company, you will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) without the Company’s express written consent. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Upon commencement of employment, you will perform your services at the Company’s U.S. headquarters as designated by the Company. Some work will also be conducted at other locations such as prospect and partner offices, conferences, home office and other remote locations based on the situation.

2. Base Salary. Upon your commencement of employment, the Company will pay you a starting annual base salary at the rate of $285,000 per year, less applicable withholdings, payable in accordance with the Company’s standard payroll schedule.

3. Commission Compensation. From the date your employment commences and until the one-year anniversary of your Start Date, you will be eligible to earn commission compensation (“Commissions”) according to the following terms (the “Commission Terms”). Your eligibility for Commissions and the Commissions Terms herein may be altered or terminated by the Company at any time in its sole discretion.

Commissions are calculated as your Individual Commission Rate (“ICR”) (defined below) multiplied by the revenue received from the first 12 months of Eligible Services. A “Booking” is a written, signed, and valid client contract for Eligible Services that you procure based on your individual and PSCS team efforts. If a Booking is procured with the assistance of more than one Commission-eligible employee, the Company will determine the allocation of the Commissions in its sole discretion. “Eligible Services” are the Company’s Professional Security Consulting Services (PSCS) offerings and new logo bookings. Your “ICR” for the first 12 months of employment is: 10%. For the avoidance of doubt, for the PSCS services such 10% shall be based on gross revenues minus only the cost of third-party services.

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The Commissions you are eligible to earn do not become earned until all of the following conditions have been met:

A.	The Company has received and accepted in writing a signed, valid, and unconditional acknowledged Booking prior to the Company altering or terminating these Commissions terms; and
B.	The Company recognizes and declares revenue of product/service sales in the Company’s quarterly reports; and
C.	The sale price of the Company product, system or service is fixed or determinable; and
D.	Risk of loss and title has transferred to the customer and collection on the account is not in doubt; and
E.	The client has paid all amounts invoiced on the Booking or are paid within 6 months of your exit from the company.; and
F.	You are employed by the Company on the date all of the other conditions in this list are fulfilled. For deals for which a Booking is procured before departure, you will receive Commissions based on such Booking based on revenue generated and collected for six months after departure.

Upon all of the above conditions being met for a Booking, Commissions calculated pursuant to such Booking become “Earned Commissions”. Commissions shall be paid in the pay period following the date on which they become Earned Commissions. Notwithstanding the above, the Company may pay Commissions in advance of becoming Earned Commissions. You acknowledge and agree that any portion of the Commissions paid in advance of becoming Earned Commissions are subject to offset against future Earned Commissions or repayment, at the sole discretion of the Company. If, upon termination of employment, you have been paid advance portions of the Commissions that exceed your Earned Commissions, you must promptly repay the Company within fifteen (15) days after the date your employment terminates. For avoidance of doubt, you will no longer be eligible to earn Commissions after the date your employment terminates, except for deals covered in F. above. Any Earned Commissions not yet paid on the date your employment terminates will be paid in the pay period following the date your employment terminates.

4. Bookings Bonus (new logo bonus). From the date your employment commences and until the one-year anniversary of your Start Date, you are eligible to earn a bonus of $5,000.00, less applicable withholdings, for every Booking by you with a New Customer for which the Company collects at least $10,000.00 and for which you are solely responsible.

5. Performance Based Compensation After First Anniversary of Start Date - After the first anniversary of your Start Date, the Company will develop a new sales plan for you with the following anticipated components:

A.	A reasonable sales revenue plan with target annual commissions of $100,000, less applicable withholdings in earned commissions
B.	A stretch sales revenue plan with additional potential commissions of $100,000, less applicable withholdings
C.	The ability to earn Commissions based on revenue “dragged” by the Professional Security Consulting Services business; “dragged” revenue is other Bond services revenue outside of PSCS that is brought in by closing a PSCS deal.
D.	The ability to earn Commissions based on all revenue produced by the Professional Security Consulting Services business
E.	At CEO’s discretion, there may also be an ICR based on non-PSCS business and non-PSCS “dragged” business, “drag” is standard Bond services that the PSCS influences the customer to buy. Non-drag is revenue that Bond generated irrespectively of the PSCS, and that we may choose to allow the PSCS or the head of PSCS to generate commission on).

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6. Incentive Compensation. In addition, as of your Start Date, you will be eligible to earn quarterly incentive compensation pursuant to the Company’s Continuous Excellence and Alignment Objectives {CEAO) Compensation Plan. Your annual target CEAO payout is $15,000 {$3,750 quarterly), less applicable withholdings. The CEAO payout (if any) will be awarded quarterly based on objective and/or subjective criteria established and determined by the CEO in his sole discretion. The CEAO payment, if any, for your first quarter will be prorated based on the number of days you are employed by the Company during such quarter. Beginning with the first full quarter of employment, in order to be eligible to receive a quarterly CEAO payout, you must be employed by the Company for the entire quarter to which the CEAO payout applies. Whether you earn a CEAO payout for any given quarter, and the amount of any such payout, will be determined by the CEO in his sole discretion. The determinations of the CEO with respect to your CEAO payout will be final and binding. No CEAO payouts are guaranteed, and no partial or prorated bonuses will be provided (other than your initial quarterly CEAO payment, as stated above).

7. Employee Benefits. As a regular full-time employee of the Company, you will be eligible to participate in the Company-sponsored benefit plans in accordance with the terms of such plans when established. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. The Company may modify benefits from time to time, in its discretion.

(a) Stock Options. Subject to your commencement of employment, you will be granted an option to purchase 3,050,917 shares of the Company’s Common Stock (the “Option”) with a vesting commencement date on your Start Date, four year vesting, one-year vesting cliff. Specifically, you will vest in 25% of the Option shares only after 12 months of continuous service following the vesting commencement date, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted and will not be less than the fair market value per share of the Company’s Common Stock. The Option will be subject to the terms and conditions applicable to options granted under the Company’s Amended and Restated 2017 Equity Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The Company makes no representations regarding the value of your Option or the underlying Common Stock either now or in the future.

(b) This grant also has Change of Control (as defined below) provisions that enable vesting acceleration, under certain conditions, as follows: If within one month before or following a Change of Control, (i) your continuous Service is involuntarily terminated without Cause (as defined below), or (ii) youterminate your continuous service for Good Reason (as defined below), and in either case other than as a result of death or disability, and provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section l.409A-l(h), then 100% of the unvested shares subject to the option will immediately become fully vested as of the effective date of such termination. “Good Reason” shall mean that you resign within the vesting term for this grant after one of the following conditions has come into existence without his or her consent: (i) a reduction in your base salary and bonus by more than 10% other than as part of salary reduction plan for all senior executives; or (ii) a relocation of your principal workplace by more than 30 miles; or (iii) a material diminution in your authority or responsibilities. A condition shall not be considered “Good Reason” unless you give the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving your written notice.

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For purposes of this offer, “Cause” for termination will mean your: (a) commission of any felony or crime involving dishonesty; (b) participation in any fraud against the Company; (c) material breach of your duties to the Company; (d) persistent unsatisfactory performance of job duties after written notice from the Company and a reasonable opportunity to cure (if deemed curable); (e) intentional damage to any property of the Company; (f) material misconduct, or other violation of Company policy that causes harm; (g) breach of any written agreement with the Company; and (h) conduct which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve provided such conduct materially damages the company.

For purposes of this letter agreement, “Change of Control” will mean either: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. The forgoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change of Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

8. Severance Benefits.

(a) General. If the Company terminates your employment for any reason other than Cause, or if you resign for Good Reason as defined in paragraph 7b, then you will be entitled to the benefits described in this Section 8. However, this Section 8 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Managers or Boards of Directors of the Company and all of its subsidiaries, parent companies, and affiliates, to the extent applicable, and (iii) have executed a release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, negotiated by the parties in good faith. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 60 days after the date your employment terminates. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 8. The requirement of the execution of the release to qualify for the severance payment under this Section 8, shall have no effect on your rights to enforce Section 5, above.

(b) Salary Continuation. If the Company terminates your employment for any reason other than Cause, or if you resign for Good Reason as defined in paragraph 7b, then the Company will continue to pay your base salary for a period of 3 months after the date your employment terminates, or your resignation becomes effective. Your base salary will be paid at the rate in effect at the time of the date your employment terminates and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after the date your employment terminates and, once they commence, will include any unpaid amounts accrued from the date of the date your employment terminates. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

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9. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (“PIIA”), a copy of which is attached hereto as Exhibit A.

10. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. In the event you decide to resign from employment prior to the one-year anniversary of your Start Date (except in the event of resignation for Good Reason), you agree to give the Company 2 months’ prior written notice, during which time you commit to working for the Company and transitioning your duties in good faith. During any notice period, the Company will pay you at your base salary (without reduction if you are resigning for Good Reason due to a salary reduction), Commission Compensation, Bookings Bonus and Incentive Compensation and you will remain eligible to earn all other compensation that you are eligible to earn plus vesting pursuant to paragraph 7a, in each case until the date your employment terminates. For the avoidance of doubt, in the event you resign from employment pursuant to this paragraph (except for a resignation for Good Reason) the Company shall be permitted to reduce all or a portion of the offered period of notice and accelerate the termination of your employment, at its discretion, and this shall not be construed as a termination without cause hereunder.

11. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

12. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

13. Interpretation, Amendment and Enforcement. This letter agreement, along with the PIIA to be executed prior to your Start Date, constitutes the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company (other than you). The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Disputes or any claim related to any Disputes.

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In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by any party including, a current or former employer. You also represent that you have informed the Company of any such restrictions and provided the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you have not removed or taken (and will not remove or take) any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer or any other person to whom you have an obligation of confidentiality to the Company without their prior written authorization. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

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We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to paul.morin@ourbond.com. This offer, if not accepted, will expire on July 23rd at 5PM ET. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States, including your completion of Section 1 of Form 1-9 (Employment Eligibility Verification). Your employment is also contingent upon our receipt of satisfactory results from a background check, which you authorize us to complete, and any other verifications which we require. Your employment is further contingent upon your starting work with the Company on or before July 27, 2021.

If you have any questions, please feel free to contact me at 917-767-1099.

Very truly yours,

TG-17,INC.

By:	/s/ Doron Kempel
Name:	Doron Kempel
Title:	CEO

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I have read and accept this employment offer:

/s/ Joseph DeSalvo
Joseph DeSalvo

Date: July 22, 2021

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

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From:	Amit Hod
To:	Doron Kempel; Yvette Mueller
Subject:	RE: JDS
Date:	Thursday, June 27, 2024 9:33:47 AM
Attachments:	image001.png
image002.png
image003.png

With @Yvette Mueller

From: Amit Hod

Sent: Thursday, June 27, 2024 5:33 PM

To: Doron Kempel <Doron.Kempel@ourbond.com>

Subject: RE: JDS

Only DK and Yvette

DK – when you’re saying “retroactively” – to when? January 1, 2024?

From: Doron Kempel <Doron.Kempel@ourbond.com>

Sent: Thursday, June 27, 2024 12:01 PM

To: Joe DeSalvo <joe.desalvo@ourbond.com>; Yvette Mueller <yvette.mueller@ourbond.com>; Amit Hod <Amit.Hod@ourbond.com>

Subject: Re: JDS

Thank you very much, Joe

We will retroactively bring your OTE back to $415k.

We can more evenly distribute your commission by increasing the base % of commission and lowering what is now a 95% upon exceeding the target. Thank you

Doron

Doron Kempel

Chairman & CEO

doron.kempel@ourbond.com

(m) +1-917-767-1099

www.ourbond.com

Please forgive mobility typos

On Jun 26, 2024, at 4:53 PM, Joe DeSalvo <joe.desalvo@ourbond.com> wrote:

Good afternoon, Doron,

Jazmin adjusted our 2 meetings for tomorrow to 1 meeting, so we will cover both the Weekly PSCS Synch and our 1:1 at 10:30AM for 1 hour. For the 1:1, we have the below open item to cover as our only agenda item.

From: Joe DeSalvo <joe.desalvo@ourbond.com>

Date: Tuesday, June 11, 2024 at 5:42 PM

To: Doron Kempel <Doron.Kempel@ourbond.com>

Subject: Re: JDS

Thank you, Doron,

My concern about the approach below is that my commissions will go down from 14.3% to 9.5% for the Q1 – Q3 commission payments because that’s how long it will take to reach the profit target of $1,050,000. You can see in Yvette’s table below the actual profit for Q1 was $346K ($704K short of the profit target). I’d like the OTE to be distributed equally over the calendar year.

Also, my current OTE is not $415K, that number includes CEAO of $15K and a base of $300K, which are no longer accurate (the total for those 2 categories is $283K).

Actual 1QTR	Actual 1QTR	Actual
	Proprietary	Other	1QTR24
Sales	1,769,546	75,717	1,845,263
Third Party	1,438,845	60,472	1,499,317
Net Collected	330,701	15,245	345,946
Gross Profit %	18.69%	20.13%	18.75%
Salary	73,428	3,142	76,570
PR Taxes	11,546	494	12,040
Commission			
Benefits	25,109	1,074	26,183
PR Deductions	(1,332)	(57)	(1,389)
Other	23,974	1,026	25,000
Total SG&A			138,404
Bond Profit			207,542
Bond Profit %			11.25%
	Proprietary	Other	1QTR24
Sales %	95.90%	4.10%	100.00%

From: Doron Kempel <Doron.Kempel@ourbond.com>

Date: Sunday, June 9, 2024 at 2:09 PM

To: Amit Hod <Amit.Hod@ourbond.com>, Yvette Mueller <yvette.mueller@ourbond.com>, Joe DeSalvo <joe.desalvo@ourbond.com>

Subject: JDS

Team,

FYI

I concluded with Joe that we’ll put him in a position to reach an OTE of $650k in 2024, but will reduce his stock option grant by 20%.

1.	Amit, please discuss with me how we reduce Joe’s stock option grant by 20%

2.	Yvette, here is how we get Joe to $650k possible income:

1.	The sales target for PSCS in 2024 is in cell 2J

2.	Commission % on any collected revenues up to 2J

is: On BX related revenues: 9.5% in cell 7J

On non-BX revenues: 9.5% in cell 7K

1.	Commission % on any collected revenues above the $5.25M target is On BX related: 8J (95%)

On non-BX 19%

1.	Commission on any revenue collected, after JDS has reached $650k full 2024 payment is 9.5% 15J (whether BX or non-BX).

Joe, please critic my outline.

Yvette, please test the math.

Amit, let’s discuss how we orchestrate the change in stock option allocation.

From: Joe DeSalvo <joe.desalvo@ourbond.com>

Sent: Tuesday, June 4, 2024 7:12 PM

To: Doron Kempel <Doron.Kempel@ourbond.com>

Subject: FW: Book4.xlsx

Thank you, Doron.

Yvette has calculated the PSCS actuals for Q1 without any commissions entered for the Q1 net collections (see below). As a basis for your feedback, I would like to propose increasing my commission target to get my total OTE into the $650K range, as we’ve been discussing. Based on the increased payout of $200K, I understand that will reduce my equity by 0.2% of the current number of outstanding shares, to 0.8% of the current number of outstanding shares, which we discussed at our last meeting and is noted in the attached “Book 4” sheet you sent after we met (“for each $100k payment above Bond 10% profit margin, reduce Stock options by 0.1%”).

In order to achieve that increase in my annual commissions, I’ve modeled out a projection for 2024, which differentiates between the “Proprietary” net collections and the rest of the PSCS net collections (which I’m calling “Other”). The Q1 actual net collections for those 2 categories are provided below, along with a projection showing an OTE of $657K (my OTE will continue to be 100% funded by PSCS net collections). The model is based on the following:

1.	$6.5MM in sales (using Q1 actuals as a guidepost)

2.	32% commission on the Proprietary net collections

3.	15% commission on the Other net collections

4.	10% Bond profit on the Other net collections

Q1 2024 Actuals	2024 Projected with 32% Commission
on the Proprietary

Without Commission	Net Collections and 15% on the
Other Net Collections

<image001.png>

Please let me know if you have any questions and how you’d like to proceed. Thank you for your continued support.

From: Doron Kempel <Doron.Kempel@ourbond.com>

Date: Friday, May 17, 2024 at 9:59 AM

To: Joe DeSalvo <joe.desalvo@ourbond.com>

Subject: Book4.xlsx